Exhibit 3.4
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CALUMET GP, LLC,
A DELAWARE LIMITED LIABILITY COMPANY
DATED AS OF
                                        , 2006

TABLE OF CONTENTS

		Page
	ARTICLE 1
	DEFINITIONS AND CONSTRUCTION

1.1	Definitions	1
1.2	Rules of Construction	7

	ARTICLE 2
	ORGANIZATION

2.1	Formation of the Company	8
2.2	Company Name	8
2.3	Term	8
2.4	Purposes and Powers	8
2.5	Place of Business, Agent and Office of the Company	8
2.6	Title to Company Assets	9

	ARTICLE 3
	CAPITAL AND CAPITAL ACCOUNTS

3.1	Membership Interests and Units	9
3.2	Initial Capital Contributions	9
3.3	Members of the Company at the Effective Date	9
3.4	Transfer of Units and Admission of Substitute Members	9
3.5	Issuance of Additional Units	9
3.6	Subsequent Capital Contributions	10
3.7	Loans to the Company	10
3.8	Capital Accounts	10
3.9	General Provisions Regarding Capital Contributions	11
3.10	Limitation on Liability	11

	ARTICLE 4
	DISTRIBUTIONS

4.1	Distributions of Available Cash	11
4.2	Persons Entitled to Distributions	12
4.3	Limitations on Distributions	12
4.4	Distributions on Dissolution and Winding Up	12
4.5	Withholding of Taxes	12

	ARTICLE 5
	ALLOCATIONS

5.1	Allocations of Profit and Loss	12
5.2	Allocations of Liquidating Gain and Loss	12
5.3	Transfers	12
5.4	Additional Allocations	12
5.5	Income Tax Allocations	14
5.6	Negative Capital Accounts	15

	ARTICLE 6
	MEETINGS OF MEMBERS

6.1	Time and Place	15

i

	ARTICLE 7
	MANAGEMENT

7.1	Management of the Company’s Affairs	18
7.2	Number; Qualification; Election; Tenure	18
7.3	Notice	19
7.4	Regular Meetings	20
7.5	Special Meetings	20
7.6	Action by Consent of the Board	20
7.7	Telephonic Meetings	20
7.8	Quorum; Voting Requirement	20
7.9	Committees	20
7.10	Vacancies; Increases in the Number of Directors	21
7.11	Removal	21
7.12	Compensation of Directors	22

	ARTICLE 8
	OFFICERS

8.1	Elected Officers	22
8.2	Election and Term of Office	22
8.3	Chairman of the Board	22
8.4	President and Chief Executive Officer	23
8.5	Vice Presidents	23
8.6	Chief Financial Officer and Assistant Treasurers	23
8.7	Secretary and Assistant Secretaries	23
8.8	Removal	24
8.9	Vacancies	24
8.10	Compensation	24
8.11	Powers of Attorney	24
8.12	Delegation of Authority	24

	ARTICLE 9
	STANDARDS OF CONDUCT, LIABILITY AND INDEMNIFICATION

9.1	Standards of Conduct and Fiduciary Duties	24
9.2	Liability and Exculpation	25
9.3	Indemnification	25

		Page
	ARTICLE 10
	TAXES

10.1	Tax Returns	26
10.2	Tax Elections	26
10.3	Tax Matters Member	27

	ARTICLE 11
	TRANSFERS OF MEMBERSHIP INTERESTS

11.1	General Restrictions	27
11.2	Permitted Transferees	28
11.3	Substitute Members	28
11.4	Effect of Admission as a Substitute Member	28
11.5	Consent	29
11.6	Additional Members	29
11.7	Right of Sale	29

	ARTICLE 12
	NO PREEMPTIVE RIGHTS

12.1	No Preemptive Rights	29

	ARTICLE 13
	BOOKS OF ACCOUNT, RECORDS AND REPORTS

13.1	Preparation and Maintenance of Books and Records	29
13.2	Company Documentation Requirements	29
13.3	Fiscal Year	30
13.4	Company Funds	30
13.5	Statements	30

	ARTICLE 14
	DISSOLUTION AND TERMINATION OF THE COMPANY

14.1	Dissolution	31
14.2	Winding Up and Liquidation	31
14.3	No Recourse	31
14.4	No Deficit Contribution Obligation	31

	ARTICLE 15
	AMENDMENTS; POWER OF ATTORNEY

15.1	Amendments Generally	32
15.2	Power of Attorney	32

	ARTICLE 16
	MISCELLANEOUS

16.1	No Registration of Units	32
16.2	Exhibits	32
16.3	Severability	32
16.4	Successors and Assigns	33
16.5	Governing Law	33
16.6	Counterparts	33
16.7	No Third Party Beneficiaries	33
16.8	Notices	33

Page
16.9	Entire Agreement; Interpretation	33
Schedules and Exhibits:
SCHEDULE A – Schedule of Members
EXHIBIT A – Form of Unit Certificate

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CALUMET GP, LLC,
A DELAWARE LIMITED LIABILITY COMPANY
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CALUMET GP, LLC (the “Company”) is made and entered into as of ___, 2006 (the “Effective Date”), by and among each Person listed as a member of the Company on the Schedule of Members attached hereto as Schedule A (together with such other holders of Units who may hereafter become members as provided herein, referred to collectively as the “Members,” or individually as a “Member”).
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. The following definitions shall be applicable to the terms set forth below as used in this Agreement:
     “Act” means the Delaware Limited Liability Company Act (Delaware General Corporations Code Sections 18-101, et seq.), as it may be amended from time to time, and any corresponding provisions of succeeding law. All references in this Agreement to provisions of the Act shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, adjusted as follows:
     (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)); and
     (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 5.4(a) or 5.4(b).

     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith
     “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first Person. For the purposes of this definition, “Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreed Allocations” means any allocation, other than a Required Allocation, of an item of income, gain, deduction or loss pursuant to Article V.
     “Agreement” has the meaning set forth in the preamble hereof, as the same may be amended from time to time in accordance with the terms hereof.
     “Audit Committee” has the meaning set forth in Section 7.9(b).
     “Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Company at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or property is subject; provided, however, that disbursements made by the Partnership to the Company or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the Board so determines in its reasonable discretion.
     “Board” has the meaning set forth in Section 7.1(a).
     “Business Day” means any day, other than a Saturday, Sunday, or federal or Indiana legal holiday.
     “Calumet LP” means Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership.
     “Capital Account” means the capital account maintained by the Company with respect to each Member in accordance with the capital accounting rules described in Article 3.
     “Capital Account Gross Income” and “Capital Account Deduction” means, respectively, items of gross income and deduction of the Company determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax shall be taken into account as Capital Account Gross Income;
          (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code shall be taken into account as Capital Account Deductions;
          (c) In the event the book value of any Company asset as determined for Capital Account purposes is adjusted pursuant to Section 3.8(b) or Section 3.8(c), the amount of such adjustment shall be taken into account as an item of Capital Account Gross Income or Capital Account Deduction; and
          (d) With respect to property reflected in the Capital Accounts at a book value different from its adjusted basis, items of depreciation, amortization and gain or loss shall be computed in the same manner as such items are computed for federal income tax purposes, except that the computation shall be made with reference to such property’s book value as determined for purposes of maintaining the Capital Accounts instead of its adjusted tax basis, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).
     “Capital Contribution” means the amount of money and/or the fair market value of any property (net of any liabilities encumbering such property that the Company is considered to assume or take subject to under Code Section 752) contributed to the capital of the Company by any Member.
     “Certificate of Formation” means the certificate of formation for the Company as originally filed in the Office of the Secretary of State of the State of Delaware, as such certificate may be amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to provisions of the Code shall be deemed to refer, if applicable, to their successor statutory provisions to the extent appropriate in light of the context herein in which such references are used.
     “Common Units” has the meaning set forth in the Partnership Agreement.
     “Company” has the meaning set forth in the preamble hereof.
     “Company Minimum Gain” means the amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).
     “Compensation Committee” has the meaning set forth in Section 7.9(c).
     “Conflicts Committee” has the meaning set forth in Section 7.9(d).
     “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, of even date herewith, among the Company, the Partnership, the Operating Company, Calumet LP and the OLP GP.
     “Director” or “Directors” has the meaning set forth in Section 7.2(a).

     “Dissolution Event” has the meaning set forth in Section 14.1.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).
     “Effective Date” has the meaning set forth in the preamble to this Agreement.
     “Excess Nonrecourse Liabilities” has the meaning set forth in Section 5.4(g).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.
     “General Partner Interest” has the meaning set forth in the Partnership Agreement.
     “Group Member” has the meaning set forth in the Partnership Agreement.
     “Grube Family Group” has the meaning set forth in Section 7.2(c).
     “Grube Family Group Transferee” has the meaning set forth in Section 7.2(c).
     “Incentive Plans” means any plan or arrangement pursuant to which the Company or the Partnership may compensate its directors, officers, employees, consultants or service providers.
     “Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was an officer, Director, fiduciary or trustee of the Company or any Affiliate of the Company, (c) any Person who is or was serving at the request of the Board as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (d) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.
     “Independent Director” means a Director who is not (a) a security holder, officer or employee of the Company, (b) an officer, director or employee of any Affiliate of the Company or (c) a holder of any ownership interest in the Partnership Group other than Common Units and who also meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the Nasdaq Stock Market or any National Securities Exchange on which the Common Units are listed.
     “Limited Partnership Interest” means a limited partnership interest in the Partnership which refers to all of a limited partner’s rights and interests in the Partnership in such Person’s capacity as a limited partner thereof, all as provided in the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.
     “Liquidating Gains” and “Liquidating Losses” means taxable income or loss of the Company as determined by taking into account only items of Capital Account Gross Income and Capital Account Deduction that arise from the sale or deemed sale of all or substantially all of the assets of the Company.

     “Liquidator” has the meaning set forth in Section 14.2.
     “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).
     “Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.
     “Member” or “Members” shall have the meaning set forth in the preamble hereof.
     “Membership Interest” means the property interest, as opposed to the personal interest, of a Member in the Company and as a holder of Units, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) by virtue of the Units held by such Member; and all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement, or otherwise) by virtue of the Units held by such Member.
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
     “Non-Selling Members” is defined in Section 11.7(b).
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “Officers” has the meaning set forth in Section 8.1.
     “OLP GP” means Calumet LP GP, LLC, a Delaware limited liability company.
     “Operating Company” means Calumet Operating, LLC, a Delaware limited liability company, and any successor thereto.
     “Partnership” means Calumet Specialty Products Partners, LP, a Delaware limited partnership, of which the Company is the general partner.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, as the same may be amended, supplemented or restated from time to time.
     “Percentage Interest” means, as of any date of determination as to any Member the quotient obtained by dividing the number of Units held by such Member by the total number of all outstanding Units, expressed as a percentage.

     “Permitted Transfer” means:
          (a) a Transfer of all or any of its Units by any Member who is a natural person to (i) such Member’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Member and/or any of the Persons described in clause (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as case may be, are the Member and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Member transferring such Units retains exclusive power to exercise all rights under this Agreement;
          (b) a Transfer of all or any of its Units by any Member to the Company; or
          (c) a Transfer of all or any of its Units by a Member to any Affiliate of such Member; provided, however, that such transfer shall be a Permitted Transfer only so long as such Units are held by such Affiliate or are otherwise transferred in another Permitted Transfer.
     Provided, however, that except in the case of a Permitted Transfer pursuant to clause (b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Units so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Units and shall be deemed for all purposes hereunder a Member and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Company, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Company.
     “Permitted Transferee” means any Person who shall have acquired and who shall hold Units pursuant to a Permitted Transfer.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Pro Rata” means apportioned among all holders of Units in accordance with their relative Percentage Interests.
     “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s net income or loss for such year or period, determined by taking into account only items of Capital Account Gross Income and Capital Account Deduction, and excluding Liquidating Gain and Liquidating Loss.
     “Required Allocations” means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 5.4(a)-(h), such allocations being directly or indirectly required by the Treasury Regulations promulgated under section 704(b) of the Code.

     “Securities Act” has the meaning set forth in Section 16.
     “Selling Member” is defined in Section 11.7(a).
     “Subordinated Units” has the meaning set forth in the Partnership Agreement.
     “Tax Matters Member” has the meaning set forth in Section 10.3(a).
     “The Heritage Group” means The Heritage Group, an Indiana general partnership.
     “Transfer” (and related words) means any sale, assignment, gift (outright or in trust), hypothecation, pledge, encumbrance, mortgage, exchange or other disposition, whether voluntary or involuntary, by operation of law or otherwise, of any Units.
     “Transferee” means a person who receives Units by means of a Transfer.
     “Transferor” means a Member whose Units are the subject of a Transfer in whole or in part.
     “Treasury Regulations” means the federal income tax regulations as promulgated by the U.S. Treasury Department, as such regulations may be in effect from time to time. All references in this Agreement to provisions of the Treasury Regulations shall be deemed to refer, if applicable, to their successor regulatory provisions to the extent appropriate in light of the context herein in which such references are used.
     “Unit” has the meaning set forth in Section 3.1
     1.2 Rules of Construction. The following provisions shall be applied wherever appropriate herein:
     (a) terms defined in Section 1.1 have the meanings assigned to them in that Section for purposes of this Agreement;
     (b) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
     (c) “including” means “including without limitation” and is a term of illustration and not of limitation;
     (d) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;
     (e) unless otherwise expressly provided, any term defined herein by reference to any other document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document;
     (f) references herein to other documents and agreements means such documents and agreements as amended and restated from time to time;

     (g) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
     (h) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof;
     (i) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement; and
     (j) any references herein to a particular Section, Article, Exhibit or Schedule (other than in connection with the Code, the Regulations or the Act) means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified.
ARTICLE 2
ORGANIZATION
     2.1 Formation of the Company. Pursuant to and under the Act, the Company was formed as a Delaware limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation with the Office of the Secretary of State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
     2.2 Company Name. The name of the Company shall be “Calumet GP, LLC.” The business of the Company shall be conducted under such name or under such other name or names as the Board may determine from time to time.
     2.3 Term. The term of the Company commenced on September 27, 2005, which was the date of filing of the Certificate of Formation and, unless and until the Company is dissolved or merged out of existence, shall continue indefinitely.
     2.4 Purposes and Powers. The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity related to the foregoing as the Board shall determine. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.
     2.5 Place of Business, Agent and Office of the Company. The principal business office of the Company shall be at 2780 Waterfront Parkway E. Drive, Suite 200, Indianapolis, Indiana 46214. The Board may at any time and from time to time (i) establish a different principal business office for the Company within or outside of the State of Indiana and (ii) establish such additional offices of the Company within or outside the State of Indiana as it may from time to time determine to be necessary or appropriate for the conduct of the

Company’s or the Partnership’s business and affairs. The Company shall establish a registered office in the State of Delaware, and shall register as a foreign limited liability company and take such other actions as the Board determines to be necessary or appropriate to allow the Company to conduct business in such jurisdictions as the Board determines to be necessary or appropriate. The Company shall designate initial agents for the service of process in the State of Delaware and such other jurisdictions as the Board determines to be necessary or appropriate, and shall maintain the names and business addresses of such agents in the books and records of the Company. The Company may from time to time change the designation of any such party who is to serve as such agent and may provide for additional agents for service in such other jurisdictions as the Board determines to be necessary or appropriate.
     2.6 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company’s assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, regardless of the name in which record title to such Company assets is held.
ARTICLE 3
CAPITAL AND CAPITAL ACCOUNTS
     3.1 Membership Interests and Units. The Membership Interests in the Company shall be represented by, a single class of units (“Units”) having the rights, powers and privileges as set forth in this Agreement. Ownership of Units shall be evidenced by one or more Unit certificates in the form of Exhibit A attached hereto, but the status of a holder of Units as a Member of the Company shall be exclusively evidenced and determined by entry in the books and records of the Company.
     3.2 Initial Capital Contributions. On September [29], 2005 in connection with the formation of the Company, The Heritage Group made an initial Capital Contribution to the Company of $510.00, Fred M. Fehsenfeld, Jr. made an initial Capital Contribution to the Company of $190.00 and F. William Grube made an initial Capital Contribution to the Company of $300.00. Following such initial capital contribution and as described in and set forth in the Contribution Agreement, each of such Members made additional capital contributions to the Company.
     3.3 Members of the Company at the Effective Date. Schedule A reflects the Members’ ownership of the Units as of the Effective Date.
     3.4 Transfer of Units and Admission of Substitute Members. Units may be Transferred and substitute Members may be admitted to the Company only in accordance with Article 11.
     3.5 Issuance of Additional Units.

     (a) Subject to the approval of the holders of at least 75% of the outstanding Units as set forth in Section 6.8, the Company may issue an unlimited number of additional Units to any Person at any time for such consideration as the Board deems appropriate.
     (b) If any additional Units are issued hereunder to any Person who is not already a Member, any such Person (and such Person’s spouse, as applicable) shall, as a condition to admission as an additional Member, execute and acknowledge such instruments as the Board determines to be necessary or appropriate to effect the admission of such Person as an additional Member, including, without limitation, the written agreement by such Person (and such Person’s spouse, as applicable) to become a party to, and be bound by, the provisions of this Agreement. Upon the admission of any additional Member, the Schedule of Members attached hereto as Schedule A shall be amended to reflect the admission of such additional Member.
     3.6 Subsequent Capital Contributions. Except as may be required under applicable law, no Member shall be required to make any subsequent Capital Contribution to the Company.
     3.7 Loans to the Company. Any Member, directly or through an Affiliate, may at any time or from time to time lend funds to the Company with the consent of the Board. Any such loan shall be repayable by the Company to the Member (or its Affiliate, if applicable) at such date or dates as they may agree, and shall bear interest and carry such other terms as they may agree at a fair market interest rate and terms for similar loans between unaffiliated parties. The Members expressly agree and acknowledge that nothing in this Section 3.7 shall be deemed to require or otherwise obligate any Member to make any such loan to the Company. A loan by a Member to the Company shall not increase the interest of the lending Member in the capital of the Company and shall not entitle such Member to any increased share in the Company’s capital, Profits or Losses.
     3.8 Capital Accounts.
     (a) A Capital Account shall be established for each Member and shall be determined and maintained in accordance with the provisions of Code Section 704 and the Treasury Regulations thereunder. In addition to such other adjustments as may be required under this Agreement or pursuant to such Treasury Regulations, each Member’s Capital Account shall be (a) increased by (i) such Member’s Capital Contribution to the Company, plus (ii) the amount of any Profits and Liquidating Gains allocated to such Member and items of Capital Account Gross Income specially allocated to such Member pursuant to Article 5, and (b) decreased by (i) the amount of any Losses and Liquidating Losses allocated to such Member and items of Capital Account Deduction specially allocated to such Member pursuant to Article 5, (ii) the amount of any cash or other assets distributed to such Member by the Company, and (iii) the fair market value, as determined by the Board, of any property distributed, or deemed hereunder to be distributed, to such Member by the Company (net of any liabilities that such Member is considered to assume or take subject to under Code Section 752 upon any such distribution of property).
     (b) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), immediately prior to the actual or deemed distribution of any Company asset in kind, the Capital Accounts of all Members and the Company’s book carrying value of such Company asset shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such Company asset as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such Company asset immediately prior to such distribution and had been allocated to the Members at such time pursuant to Article 5. For purposes of determining such unrealized gain or unrealized loss, the fair market value, as determined by the Board, of Company assets shall be used.
     (c) Upon any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5), the Board may determine to restate the Capital Accounts in connection with a revaluation of the assets of the Company in order to reflect the manner in which the unrealized income, gain, loss, or deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable sale of such assets for their fair market value as determined by the Board.
     (d) Upon any Transfer of Units, the Transferee shall be credited on the Company’s books with the portion of the Transferor’s Capital Account that corresponds to the Transferred Units.
     3.9 General Provisions Regarding Capital Contributions. Except as otherwise expressly provided in this Agreement (a) no Member shall have the right to demand or receive a return of its Capital Contribution, (b) under circumstances requiring hereunder a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, and (c) no Member shall receive any interest, salary or draw with respect to its Capital Contribution or its Capital Account. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member shall be required to contribute or to lend any cash or property to the Company to enable the Company to return the Capital Contribution of any Member.
     3.10 Limitation on Liability. Except as otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Assignee shall be personally liable for or otherwise obligated with respect to any such debt, obligation or liability of the Company by reason of being a Member or Assignee. The Members and Assignees agree that the rights, duties and obligations of the Members and Assignees in their capacities as such are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and Assignees agree that the existence of any rights of a Member or Assignee, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member or Assignees in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members or Assignees.
ARTICLE 4
DISTRIBUTIONS
     4.1 Distributions of Available Cash. An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed simultaneously to the Members in proportion to their relative Percentage Interests within forty-five days after the end of such quarter.

     4.2 Persons Entitled to Distributions. All distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the last day of such quarter, unless the transferor and transferee of any Units otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Board.
     4.3 Limitations on Distributions.
     (a) Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to this Article 4 or Article 14.
     (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate Section 18-607 of the Act or other applicable law.
     4.4 Distributions on Dissolution and Winding Up. Upon the dissolution and winding up of the Company, the proceeds of liquidation after the payment of creditors as specified in Article 14 shall be distributed to all of the Members in accordance with their positive Capital Account balances as properly adjusted through the time of such distribution.
     4.5 Withholding of Taxes. The Company will withhold taxes from distributions to the extent required to do so by applicable law. Any amounts so withheld and paid or required to be paid to a taxing authority will be treated as if they had been distributed to the Member from whose distribution the amount was withheld.
ARTICLE 5
ALLOCATIONS
     5.1 Allocations of Profit and Loss. Profit and Loss for a taxable year of the Company, and each item thereof, shall be allocated among the Members, Pro Rata.
     5.2 Allocations of Liquidating Gain and Loss. Liquidating Gains and Liquidating Losses shall be allocated among the Members, Pro Rata.
     5.3 Transfers. In the event of a Transfer of Units during a taxable year, the Company shall make an interim closing of its books (or, at the election of the applicable Transferor and Transferee and with the consent of the Board, utilize any other method permitted under Section 706 of the Code) for purposes of determining the allocations and distributions required under this Agreement.
     5.4 Additional Allocations. Notwithstanding any other provisions of this Section 5.4, the following special allocations shall be made for each taxable period:
     (a) Notwithstanding any other provision of this Section 5.4, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6),(g)(2), and (j)(2)(i). For purposes of this Section 5.4(a), each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.4 with respect to such taxable period. This Section 5.4(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Notwithstanding the other provisions of this Section 5.4 (other than (a) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.4(b) each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.4, other than Section 5.4(a) above, with respect to such taxable period. This Section 5.4(b) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Except as provided in (a) and (b) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to (a) or (b) above.
     (d) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.4 have been tentatively made as if this Section 5.4(d) were not in this Agreement.
     (e) Nonrecourse Deductions for any taxable period shall be allocated to the Members, Pro Rata.
     (f) Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

     (g) Nonrecourse Liabilities. For purposes of Treasury Regulations Section 1.752-3(a)(3), the Members agree that “Excess Nonrecourse Liabilities” of the Company, as defined in Treasury Regulations Section 1.752-3(a)(3), shall be allocated 100% to the Members, Pro Rata.
     (h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.
     (i) Notwithstanding any other provision of this Section 5.4 other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations if the Required Allocations had not otherwise been provided for in this Section 5.4.
     5.5 Income Tax Allocations.
     (a) Except as provided in this Section 5.5, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Sections 5.1 and 5.2.
     (b) The Members recognize that with respect to any property contributed to the Company, there may be a difference between the basis of the property to the Company for federal income tax purposes and its fair market value at the time of the contribution. In such case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such properties shall be allocated among the Members to take into account such disparities in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections.
     (c) For tax purposes, recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deduction was originally allocated.
     (d) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

     5.6 Negative Capital Accounts. In no event shall any Member be obligated to pay to the Company, any other Member or any creditor of the Company any deficit balance in its Capital Account.
ARTICLE 6
MEETINGS OF MEMBERS
     6.1 Time and Place. Any meeting of the Members may be held at such time and place, within or outside the State of Indiana, as may be fixed by the Board or as shall be specified in the notice or waiver of notice of the meeting. If the place for a meeting is not fixed by the Board, such meeting shall be held at the Company’s principal office.
     6.2 Annual Meeting. The annual meeting shall be held on the date and at the time and place fixed from time to time by the Board. The annual meeting shall be for the purpose of electing a board of directors and transacting such other business as may properly be brought before the meeting.
     6.3 Special Meeting. A special meeting for any purpose or purposes may be called by the Board and shall be called by the Board upon the written request of any Member holding at least 15% of the outstanding Units.
     6.4 Record Date for Determination of Membership. In order that the Board may determine the Members (i) entitled to notice of or to vote at any meeting of Members, (ii) entitled to express consent to action in writing without a meeting, (iii) entitled to exercise any rights in respect of any change, conversion, or exchange of Units, (iv) entitled to receive a distribution with respect to any Units, or (v) for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. The record date for determining the Members entitled to notice of or to vote at any meeting of the Members or any adjournment thereof shall not be more than 60 nor less than 10 days before the date of such meeting. The record date for determining the Members entitled to consent to action in writing without a meeting pursuant to Section 6.10 shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. The record date for any other action shall not be more than 60 days prior to such action. If no record date is fixed, (a) the record date for determining Members entitled to notice of or to vote at any meeting shall be at the close of business on the day immediately preceding the day on which notice is given or, if notice is waived by all Members, at the close of business on the day immediately preceding the day on which the meeting is held, (b) the record date for determining Members entitled to express consent to action in writing without a meeting, when no prior action by the Board is required, shall be the first date on which a signed written consent setting forth the action taken or to be taken is delivered to the Company and, when prior action by the Board is required, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action, and (c) the record date for determining Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such other purpose. A determination of the Members of record entitled to notice of or to vote at a meeting of Members is effective for any adjournment of the meeting unless the Board fixes a new record date, which the Board shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.
     6.5 Notice to Members. Written notice stating the place, date, and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, except as otherwise required by the Act. If an annual or special meeting of Members is adjourned to a different date, time, or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that, if a new record date for the adjourned meeting is fixed pursuant to Section 6.4, notice of the adjourned meeting shall be given to persons who are Members as of the new record date.
     6.6 Waiver. Attendance of a Member, either in person or by proxy, at any meeting, whether annual or special, shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A written waiver of notice of any such meeting signed by a Member or Members entitled to such notice, whether before, at or after the time for notice or the time of the meeting, shall be equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in any written waiver of notice.
     6.7 Quorum. The holders of a majority of the outstanding Units entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business, except as otherwise provided by the Act. If, however, such a quorum shall not be present at any meeting of Members, the Chairman of the Board or a majority of the Members entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice if the time and place are announced at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
     6.8 Matters Requiring Member Approval.
     (a) Without the prior written consent of Members holding at least 75% of the outstanding Units, the Company shall not, and shall not permit any of its Subsidiaries to, effect any:
     (i) Merger, consolidation or share exchange into or with any other Person, or any other similar business combination transaction (other than any such transaction entered into solely between the Company and any of its subsidiaries or among any of them) involving the Company or any of its Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, as amended) or financial restructuring of the Company or the Partnership; provided, however, that in the event not all Members receive identical consideration, whether in their capacity as a Member or as a limited partner of the Partnership, both in form and amount (in proportion to their Units or Limited Partner Interests, as the case may be) in such transaction, such transaction shall require the prior written consent of any Member receiving consideration that differs from the consideration to be received by Members holding at least 50% of the outstanding Units;
     (ii) voluntary filing for bankruptcy, liquidation, dissolution or winding up of the Company or any of its subsidiaries or any event that would cause a dissolution or winding up of the Company or any of it subsidiaries or any consent by the Company or any of its subsidiaries to any action brought by any other Person relating to any of the foregoing;
     (iii) sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the Company or the Company and any of its subsidiaries taken as a whole;
     (iv) withdrawal of the Company as general partner of the Partnership;
     (v) material tax decisions or elections on behalf of the Company;
     (vi) conversion of the Company from a limited liability company into another form of entity; or
     (vii) other than equity securities subsequently approved pursuant to this Section 6.8, authorization, sale and/or issuance by the Company of its Units, or other equity securities of the Company, whether in a private or public offering, including an initial public offering, or the grant, sale or issuance of other securities (including rights, warrants and options) convertible into, exchangeable for or exercisable for any Units or other equity securities.
     6.9 Voting and Proxies. At every meeting of the Members, each Member that is entitled to vote at such meeting shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date unless the proxy provides for a longer period. When a quorum is present at any meeting, the vote of the holders of a majority of the outstanding Units of each class present in person or represented by proxy that are entitled to vote on a question shall decide any such question brought before such meeting, unless the question is one upon which, by express provision of the Act or this Agreement, a different vote is required, in which case such express provision shall govern.
     6.10 Action by Consent of the Members. Any action required or permitted to be taken at a meeting of the Members, including at the annual meeting, may be taken without a meeting if a written consent setting forth the action so taken is signed by Members holding the number of Units, as applicable, as is required by the Act or this Agreement for approval of the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Members at a meeting duly called and held.
     6.11 Telephonic Meetings. Members may participate in any meeting of the Members through the use of any means of conference telephones or similar communications equipment as long as all persons participating can hear one another. A Member so participating shall be deemed to be present in person at the meeting.
ARTICLE 7
MANAGEMENT
     7.1 Management of the Company’s Affairs.
     (a) Except as otherwise provided in this Agreement, all management powers over the business and affairs of the Company shall be vested in a board of directors (the “Board”) and, subject to the direction of the Board, the Officers. The Directors shall constitute “managers” of the Company within the meaning of the Act.
     (b) Except as otherwise specifically provided in this Agreement, the authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
     7.2 Number; Qualification; Election; Tenure.
     (a) The number of directors (each a “Director” and collectively, the “Directors”) constituting the Board shall be fixed from time to time pursuant to a resolution adopted by Members holding a majority of the outstanding Units then entitled to vote at an election of Directors. A Director need not be a Member. Each Director shall serve as a member of the Board until the earlier of his resignation, death or removal from office or until his or her successor is duly elected and qualified. The number of Directors constituting the initial Board shall be seven and the initial Directors shall be the following individuals:
Fred M. Fehsenfeld, Jr.
F. William Grube

     (b) Except as set forth in Section 7.2(c), at each annual meeting of the Members, the successor to each Director shall be elected to hold office for a term expiring at the next annual meeting of Members. To be elected as a Director, a natural person must (i) be chosen in accordance with Section 7.10, (ii) be chosen in accordance with Section 7.2(c) or (iii)(A) have been properly nominated for a position as a Director in accordance with Section 7.2(d) and (B) receive a plurality of the votes cast for the position at a meeting of Members held for such purpose at which a quorum is present in Person or by proxy.

     (c) So long as (i) F. William Grube is the Chief Executive Officer of the Company and (ii) F. William Grube or trusts established for the benefit of his family members (or Permitted Transferees of Mr. Grube or of such trusts other than the Company) (Mr. Grube, such trusts, and such Permitted Transferees other than the Company being hereafter referred to as the “Grube Family Group”) continue to own at least ___Units (the aggregate number of Units that were owned by the Grube Family Group on the date that this Agreement was first amended and restated in connection with the initial public offering of the Partnership), Mr. Grube will be entitled to serve as a director of the Company. In the event Mr. Grube is no longer the Chief Executive Officer of the Company, Mr. Grube may continue to serve as a director, or, at his option (or, in the event of his death, at the option of the executor of his estate), Mr. Grube (or such executor) may appoint a member of Mr. Grube’s family to serve as a director in his place, in each case so long as the Grube Family Group continues to own at least ___Units. In the event that (i) any Member who is part of the Grube Family Group Transfers any of such Member’s Units pursuant to Section 11.7 hereof to one or more Transferee(s) (each, a “Grube Family Group Transferee”) other than in connection with a Permitted Transfer and (ii) in connection with such Transfer, Mr. Grube (or the executor of his estate) shall agree to assign Mr. Grube’s (or such executor’s) rights to designate himself or a family member as a director to a Grube Family Group Transferee, then the Grube Family Group Transferee that is the assignee of such designation rights shall (upon completion of such Transfer and the resignation of any Grube family member who may then be serving as a director) be entitled to appoint one person of its choosing to serve as a director of the Company in accordance with the terms of the assignment of such rights, so long as the Grube Family Group Transferee and the Grube Family Group continue to own, in the aggregate, at least ___Units. In no event will the Grube Family Group and the Grube Family Group Transferees in the aggregate be entitled to designate or appoint more than one director. At every election of directors held while the Grube Family Group (or, if applicable, the Grube Family Group and the Grube Family Group Transferee(s) in the aggregate) owns at least ___ Units, each Member shall cast all of such Member’s votes for the election as a director of Mr. Grube, or of the family member appointed by Mr. Grube (or by the executor of his estate), or of the person appointed by the Grube Family Group Transferee (as the case may be), and the Board of Directors in connection with each such election shall include Mr. Grube or such appointed person (as the case may be) in its slate of nominees.
     (d) Before a meeting of the Members at which an election of Directors is to be held, the Board shall nominate its slate of persons to be presented for election at such meeting. Other nominations for Directors may be made by any Member that holds more than 10% of the outstanding Units, but any Member nominations must be in writing, in proper form and delivered to the Secretary of the Company not less than ten days prior to the meeting of Members at which the nominee is to be elected. To be in proper form, such Member nomination must set forth in writing as to each person whom such Member proposes to nominate for election or re-election as a Director all information relating to such person as is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (or any successor rule promulgated thereunder).
     7.3 Notice. Written notice of all regular meetings of the Board must be given to all Directors at least five calendar days prior to the regular meeting of the Board and two business days prior to any special meeting of the Board. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.
     7.4 Regular Meetings. The board shall meet at least quarterly, and a regular meeting of the Board shall be held without notice other than this Section 7.4 immediately after, and at the same place as, the annual meeting of the Members. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.
     7.5 Special Meetings. Special Meetings of the Board may be called at any time at a request of the Chairman or by any Director.
     7.6 Action by Consent of the Board. Any action required or permitted to be taken at a meeting of the Board, including at the annual meeting, may be taken without a meeting if a written consent setting forth the action so taken is signed by the number of Directors as is required by this Agreement for approval of the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Directors at a meeting duly called and held.
     7.7 Telephonic Meetings. Directors may participate in any meeting of the Board through the use of any means of conference telephones or similar communications equipment as long as all persons participating can hear one another. A Director so participating shall be deemed to be present in person at the meeting.
     7.8 Quorum; Voting Requirement. A majority of the Directors, present in person or participating in accordance with Section 7.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise provided in this Agreement, an act by the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.
     7.9 Committees.
     (a) The Board may establish committees of the Board. Any such committee, to the extent provided in the resolution of the Board or in this Agreement, shall have and may exercise all powers and authority of the Board in the management of the business and affairs of the Company; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the Members, any action or matter expressly required by this Agreement or the Act to be submitted to the Members for approval; or (ii) adopting, amending or repealing any provision of this Agreement.
     (b) The Board shall have an audit committee (the “Audit Committee”) comprised of Independent Directors. The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the NASDAQ National Market or any National Securities Exchange on which the Common Units are listed from time to time, and the Securities and Exchange Commission, as amended from time to time. The Audit Committee shall review the financial statements of the Company and the Partnership, review the external financial reporting of the Partnership, recommend engagement of the Partnership’s independent auditors, review procedures for internal auditing and the adequacy of the Partnership’s internal accounting controls and perform such other related functions as may be directed by the Board from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the NASDAQ National Market or any National Securities Exchange on which the Common Units are listed from time to time and the Securities and Exchange Commission, as amended from time to time, pertaining to qualification for service on an audit committee.
     (c) The Board shall have a compensation committee (the “Compensation Committee”). The Compensation Committee shall be charged with such matters pertaining to the compensation of Directors, Officers and other personnel of the Company, the review, approval and administration of any Incentive Plans put in place by the Company or the Partnership and such other related matters as may be directed by the Board from time to time.
     (d) The Board may have a conflicts committee comprised of no fewer than two Directors (the “Conflicts Committee”), all of whom shall be Independent Directors. The Conflicts Committee may review, and approve or disapprove, transactions in which a potential conflict of interest exists or arises between the Company, or any of its Affiliates (other than a Group Member), on the one hand, and any Group Member, any Partner (as defined in the Partnership Agreement, all in accordance with the applicable provisions of the Partnership Agreement. Any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed by the Board or any Director to the Company or the Members.
     (e) At every meeting of a committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by the committee of any resolution. The chairman of the committee or a majority of the members of the committee may fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.3. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.
     7.10 Vacancies; Increases in the Number of Directors. Unless otherwise provided by this Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by the holders of a majority of the outstanding Units then entitled to vote at an election of Directors and any Director so chosen shall hold office until their successor shall be duly elected and qualified or until their earlier death, resignation or removal.
     7.11 Removal. Any Director may be removed, with or without cause, at any time by the holders of a majority of the outstanding Units then entitled to vote at an election of Directors; provided, however, that Mr. Grube, or any individual appointed to be a Director by Mr. Grube

(or by the executor of his estate) or by a Grube Family Group Transferee pursuant to Section 7.2(c) may be removed only by Mr. Grube or by the executor of his estate, or by such Grube Family Group Transferee, as the case may be.
     7.12 Compensation of Directors. Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board; provided, however, that the Directors who are also employees of the Company shall receive no compensation for their services as Directors or committee members. In addition to the foregoing, the members of the Conflicts Committee shall receive such additional compensation as from time to time established by the Board. All the Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service as Directors.
ARTICLE 8
OFFICERS
     8.1 Elected Officers. The officers of the Company (the “Officers”) shall be selected by, and serve at the pleasure of, the Board. The Officers shall carry on the day to day activities of the Company and shall have such other authority and duties delegated to each of them, respectively, by the Board from time to time. The Officers shall be a Chairman of the Board, a President and Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may elect in accordance with this Article 8. The Chairman of the Board shall be chosen from among the Directors. All Officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 8. Any Person may be selected by the Board to hold multiple offices. The Board may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) as it determines to be necessary or appropriate for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board.
     8.2 Election and Term of Office. The Officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members. If the election of Officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each Officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 8.8.
     8.3 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Members and of the Board. The Board may also elect a Vice Chairman to act in the place of the Chairman upon his absence or inability to act.

     8.4 President and Chief Executive Officer. The President and Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall use his best efforts to see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The President and Chief Executive Officer, if he is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board or any Vice Chairman elected by the Board, perform all duties of the Chairman of the Board and preside at all meetings of Members and of the Board.
     8.5 Vice Presidents. Each Executive Vice President and Senior Vice President and any other Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.
     8.6 Chief Financial Officer and Assistant Treasurers. The Chief Financial Officer shall act as the Chief Financial Officer of the Company and shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Chief Financial Officer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Chief Financial Officer shall, in general, perform all duties incident to the office of the Chief Financial Officer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board. Assistant Treasurers shall have such of the authority and perform such of the duties of the Chief Financial Officer as may be provided in this Agreement or assigned to them by the Board or the Chief Financial Officer. Assistant Treasurers shall assist the Chief Financial Officer in the performance of the duties assigned to the Chief Financial Officer, and in assisting the Chief Financial Officer, each Assistant Treasurer shall for such purpose have the powers of the Chief Financial Officer. During the Chief Financial Officer’s absence or inability to act, the Chief Financial Officer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.
     8.7 Secretary and Assistant Secretaries. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board. Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability to act, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

     8.8 Removal. Any Officer elected by the Board may be removed by the affirmative vote of a majority of the Board. No elected Officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.
     8.9 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
     8.10 Compensation. The Officers shall receive such compensation for their services as may be designated by the Compensation Committee. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.
     8.11 Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.
     8.12 Delegation of Authority. Unless otherwise provided by this Agreement or by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
ARTICLE 9
STANDARDS OF CONDUCT, LIABILITY AND INDEMNIFICATION
     9.1 Standards of Conduct and Fiduciary Duties.
     (a) In causing the Company to make a determination or take or decline to take any action in its capacity as the general partner of the Partnership as opposed to in its individual capacity, an Indemnitee shall act in accordance with Article VII of the Partnership Agreement and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby or under the Act or any other law, rule or regulation.
     (b) In causing the Company to make a determination or take or decline to take any action in its individual capacity as opposed to in its capacity as the general partner of the Partnership, then, unless another express standard is provided for in this Agreement, an Indemnitee shall act in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation. In order for a determination or other action affecting the Company to be in “good faith” for purposes of this Agreement, an Indemnitee must reasonably believe that the determination or other action is in the best interests of the Company, unless the context otherwise requires.
     (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Partnership, or to any Member, an Indemnitee acting under this Agreement shall not be liable to the Company, the

Partnership or to any Member for its good faith reliance on the provisions this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnitee.
     9.2 Liability and Exculpation.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Members or any Assignee, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     (b) An Indemnitee shall be fully protected in relying in good faith upon the books and records of the Company, the books and records of the Partnership, and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnitee believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     9.3 Indemnification.
     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.3, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.
     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 9.3 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.3.

     (c) The Company may purchase and maintain insurance, to the extent and in such amounts as the Company determines to be reasonable, on behalf of Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Indemnitees or other Persons in connection with the activities of the Company or such Indemnitees. The Company may enter into indemnity contracts with Indemnitees or other Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations and containing such other procedures regarding indemnification as the Board determines are necessary or appropriate.
     (d) The indemnification provided by this Section 9.3 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
ARTICLE 10
TAXES
     10.1 Tax Returns. The Tax Matters Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its tax returns.
     10.2 Tax Elections.
     (a) The Company shall make the following elections on the appropriate tax returns:
     (i) to adopt the calendar year as the Company’s fiscal year;
     (ii) to adopt the accrual method of accounting;
     (iii) to make the election under Section 754 of the Code in accordance with applicable Treasury Regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Tax Matters Member’s determination that such revocation is in the best interests of the Members;
     (iv) to elect the remedial method under Treasury Regulations Section 1.704-3(d) for purposes of Section 704(d) of the Code; and
     (v) any other election the Board determines to be necessary or appropriate.
     (b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

     10.3 Tax Matters Member.
     (a) The Heritage Group, or such other Member selected by the Board, shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.
     (b) The Tax Matters Member shall take no action without the authorization of the Board, other than such action as may be required by applicable law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
     (c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.
     (d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Members to participate in the choosing of the forum in which such petition will be filed.
     (e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
ARTICLE 11
TRANSFERS OF MEMBERSHIP INTERESTS
     11.1 General Restrictions.

     (a) A Member may Transfer its Units (i) to a Permitted Transferee pursuant to Section 11.2, or (ii) pursuant to the terms of Section 11.7. Any purported Transfer of a Membership Interest in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Member’s Units in accordance with this Section 11.1, no Member shall have the right to withdraw as a Member of the Company.
     (b) Notwithstanding any other provision of this Agreement, no Member may pledge, mortgage or otherwise subject its Units to any Encumbrance.
     11.2 Permitted Transferees.
     (a) Notwithstanding the provisions of Section 11.7, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 11.3), by a written instrument, all or any of its Units to a Permitted Transferee.
     (b) Unless and until admitted as a substitute Member pursuant to Section 11.3, a transferee of a Member’s Units in whole or in part shall be an assignee with respect to such Transferred Units and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to vote, the right to require any information or accounting of the Company’s business, or the right to inspect the Company’s books and records. Such transferee shall only be entitled to receive, to the extent of the Transferred Units, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Units. The transferor shall have the right to vote such Transferred Units until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Units.
     11.3 Substitute Members. No transferee of all or part of a Member’s Units shall become a substitute Member in place of the transferor unless and until:
     (a) Such Transfer is in compliance with the terms of Section 11.1; and
     (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the Board accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement.
Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the appropriate officers shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Units held by such transferee.
     11.4 Effect of Admission as a Substitute Member. A transferee who has become a substitute Member has, to the extent of the Transferred Units, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Member under, the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Units so held by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Units.

     11.5 Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.
     11.6 Additional Members. Subject to Section 6.8, any Person may become an additional Member of the Company for such consideration as the Board shall determine, provided that such additional Member complies with all the requirements of a transferee under Section 11.3(b) and (c).
     11.7 Right of Sale. Each Member shall have the right to sell its Units other than to a Permitted Transferee in the following manner:
     (a) If at any time any of the Members (a “Selling Member”) wishes to sell such Selling Member’s Units, such Selling Member shall give Notice thereof to each of the other Members and the Company. The Notice shall state the amount of the Selling Member’s Units that the Selling Member wishes to sell.
     (b) Each of the Members other than the Selling Member (the “Non-Selling Members”) shall have the right to negotiate with the Selling Member for the sale of its Units for a period of 90 days. If the Selling Member does not reach an agreement to sell its Units to one or more Non-Selling Members, the Selling Member will be free to sell its Units to a third party on whatever terms the Selling Member chooses, subject to Section 11.3.
ARTICLE 12
NO PREEMPTIVE RIGHTS
     12.1 No Preemptive Rights. No Member shall have preemptive rights to purchase Units.
ARTICLE 13
BOOKS OF ACCOUNT, RECORDS AND REPORTS
     13.1 Preparation and Maintenance of Books and Records. The Company shall prepare and maintain records and books of account covering such matters relative to the Company’s business as are usually entered into records and books of account maintained by limited liability companies engaged in businesses of like character. The Company’s books and records shall be maintained in accordance with partnership accounting practices and procedures and shall incorporate such method of tax accounting as the Board determines is permissible and would be in the best interests of the Company.
     13.2 Company Documentation Requirements. The Company shall keep at its principal office the following:
     (a) A current list of the full name and last known business or residence address of each Member and Assignee (if any) set forth in alphabetical order together with the capital contribution of each Member and Assignee;

     (b) Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years;
     (c) A copy of the Certificate of Formation and all amendments thereto;
     (d) Copies of this Agreement and all amendments thereto;
     (e) The books and records of the Company as they relate to the business affairs and operations of the Company for the current and the four most recent fiscal years; and
     (f) Any other books and records that the Company is required to maintain under the Act or other applicable law.
     13.3 Fiscal Year. The Fiscal Year of the Company shall be the calendar year.
     13.4 Company Funds. The funds of the Company shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board. All withdrawals from any such bank accounts shall be made by the duly authorized agent or agents of the Company.
     13.5 Statements.
     (a) The Company shall cause to be prepared at least annually, at Company expense, the information related to the Company’s business activities necessary for the preparation of each Members’ federal and state income tax returns, and upon the written request of a Member, the Company shall send or cause to be sent such information relevant for such Member to each requesting Member within 90 days after the end of each taxable year, unless the Company reasonably determines there is good reason to defer the sending of such information, but in no event shall such information be sent to such Member later than 180 days after the end of the taxable year. If the Company deems it required or desirable, a copy of the Company’s federal, state and/or local income tax or information returns for that year shall also be sent to such Member along with such information.
     (b) The Company shall provide to the Members such annual or other periodic reports on its business and financial affairs as may be required under the Act, other applicable law, or as otherwise deemed appropriate by the Board.
     (c) In addition to the information, reports and statements furnished to the Members pursuant to subsections 13.5(a) and (b), the Company shall obtain an annual audit of the Company certified to by an independent certified public accountant, which shall be transmitted by the Company to each requesting Member within three months after the close of each fiscal year, containing, at a minimum:
     (i) a balance sheet of the Company as of the beginning and close of such fiscal year;
     (ii) a statement of Company Profits and Losses for such fiscal year; and

     (iii) a statement of such Member’s Capital Account as of the close of such fiscal year, and changes therein during such fiscal year.
ARTICLE 14
DISSOLUTION AND TERMINATION OF THE COMPANY
     14.1 Dissolution. The death, dissolution, bankruptcy, expulsion or removal of a Member shall not cause the dissolution of the Company, and upon any such event the business of the Company shall continue to be conducted pursuant to the terms of this Agreement. The Company shall be dissolved and its affairs wound up on the happening of any of the following events (herein each a “Dissolution Event”):
     (a) By an election by the Members holding at least 75% of the outstanding Units to dissolve the Company;
     (b) The entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act; or
     (c) The occurrence of any event that makes it unlawful for the business of the Company to be carried on or for the Members to carry on such business in a limited liability company form.
     14.2 Winding Up and Liquidation. Upon the occurrence of a Dissolution Event, the Member holding the greatest number of Units (the “Liquidator”) shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business of the Company to be wound up as promptly as possible. To the extent permitted by the Act, the proceeds of such liquidation shall be applied, first, to creditors in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment), including any loans to the Company by Members, and any remaining assets of the Company shall be distributed in accordance with Section 4.4. The holders of Units shall continue to share distributions, profits, losses and allocations during the period of liquidation in accordance with Articles 3, 4 and 5. Except as otherwise authorized by the Board, the Liquidator shall not be entitled to any special compensation for serving as the liquidator of the Company.
     14.3 No Recourse. A Member shall look solely to the assets of the Company for the return of its Capital Contributions, and if the assets remaining after the payment and discharge of Company debts and liabilities are insufficient to provide for the return of its Capital Contributions, a Member shall have no recourse against any other Member. No holder of an interest in the Company shall have any right to demand or receive property other than cash upon dissolution, winding up and termination of the Company.
     14.4 No Deficit Contribution Obligation. No Member shall have any obligation, upon a liquidation, to make any Capital Contribution for purposes of eliminating or diminishing any negative balance in such Member’s Capital Account.

ARTICLE 15
AMENDMENTS; POWER OF ATTORNEY
     15.1 Amendments Generally. Except as otherwise provided in this Agreement, any provision of this Agreement may be amended pursuant to any amendment that is approved by Members holding at least 75% of the total Units then outstanding; provided, however, that no modification of the terms of this Agreement that (i) increases or extends any financial obligation or liability of a Member, (ii) alters the method of division of profits and losses or a method of distributions made to a Member, (iii) adversely affects a Member’s ability to designate Directors or (iv) otherwise adversely affects the obligations or rights of a Member (as a Member under this Agreement) in a manner disproportionately different than the other Member(s) shall be effective without the prior written consent of such Member.
     15.2 Power of Attorney. Each Member hereby irrevocably appoints the Member holding the greatest number of Units as its true and lawful attorney-in-fact, with full power and authority, on behalf and in the name of such Member, to execute, acknowledge, swear to and file pertinent instruments (a) in connection with any amendment to this Agreement approved in accordance with this Article 15, (i) to admit additional or substitute Members as authorized by this Agreement, and (ii) in any other respect, provided there has been compliance with this Agreement with respect to the amendment in question, and (b) required of the Company by applicable law.
ARTICLE 16
MISCELLANEOUS
     16.1 No Registration of Units. Each Member agrees that the Units being issued hereunder to the Members may be securities and that such Units have been issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or registration or qualification under any state securities or “Blue Sky” laws, in reliance on exemptions from those registration and qualification provisions. Each Member represents and warrants to the Company that it has acquired or is acquiring its Units for investment purposes only and without any view toward or intent to dispose of or distribute such Units or any interest therein. Each Member also agrees that, in the absence of an applicable exemption from registration and qualification, neither the Units, nor any interest therein may be transferred without registration under the Securities Act and registration or qualification under applicable state securities or “Blue Sky” laws.
     16.2 Exhibits. Each of the Exhibits attached to this Agreement are incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit in this Agreement shall be deemed to include this reference and incorporation.
     16.3 Severability. If any provision of this Agreement or portion thereof, or the application of such provision or portion thereof to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision or portion thereof to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

     16.4 Successors and Assigns. Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs executors, administrators and successors, and all other persons hereafter having or holding an interest in this Company, whether as Assignees, Transferees, Substitute Members, Additional Members or otherwise.
     16.5 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Delaware. Each Member consents to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware with respect to any litigation arising under or related to this Agreement.
     16.6 Counterparts. This Agreement may be executed by original or facsimile signature in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
     16.7 No Third Party Beneficiaries. The provisions of this Agreement shall not be for the benefit of, nor shall they be enforceable by, any Person who is not an Assignee or a party to this Agreement.
     16.8 Notices. Except as expressly provided otherwise in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the Person, postage prepaid, and registered or certified with return receipt requested, or by delivering that writing to the Person in person, by courier, or by facsimile transmission. If mailed or delivered by courier, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, or when deposited with a reputable overnight courier, addressed to the Person at its address as it appears in the records of the Company. If given by facsimile transmission, such notice shall be deemed to be given when upon receipt of confirmation of a successful facsimile transmission to the facsimile number of the Person as it appears in the records of the Company. If given personally or otherwise than by mail, courier or facsimile transmission, such notice shall be deemed to be given when either handed to the Person or delivered to the Person’s address as it appears in the records of the Company. All notices, requests, and consents to be given to a Member must be sent or delivered to the address given for that Member as reflected in this Agreement or such other address as that Member may specify by written notice to the Company and to the other Members. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
     16.9 Entire Agreement; Interpretation. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings between them with respect to said subject matter, and specifically, but without limiting the foregoing, supercedes and replaces that certain Limited Liability Company Agreement of Calumet GP, LLC dated as of ___, 2005. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein. This

Agreement is not to be interpreted for or against any Member or the Company, and no Person will be deemed the draftsperson of this Agreement.
(SIGNATURE PAGES FOLLOW)

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement effective as of the Effective Date.

CALUMET GP, LLC

By:

Name:
Title:

THE HERITAGE GROUP

Name:
Title:
[Signature Page to the GP LLC Agreement]

[FEHSENFELD TRUST]

Name:	James C. Fehsenfeld
Title:	Trustee

[GRUBE TRUST]

Name:
Title:	Trustee
[Signature Page to the GP LLC Agreement]

SCHEDULE A
SCHEDULE OF MEMBERS

Number of
Name & Address	Units
The Heritage Group
[Fehsenfeld Trust]
[Grube Trust]

EXHIBIT A
NON-NEGOTIABLE UNIT CERTIFICATE FOR
UNITS IN CALUMET GP, LLC
“This Certificate and the Units represented hereby are subject to a certain Amended and Restated Limited Liability Company Agreement dated as of ___, 2006, and any amendment thereto, a copy of which agreement is on file at the principal place of business of the Company, and, except as otherwise provided in said agreement, any sale, gift, pledge, assignment, bequest, transfer, transfer in trust, mortgage, alienation, hypothecation, encumbering or disposition of Units in any manner whatsoever, voluntarily or involuntarily, including, without limitation, any attachment, assignment for the benefit of creditors or transfer by operation of law or otherwise, or any transfer as a result of any voluntary or involuntary legal proceedings, execution, sale, bankruptcy, insolvency, or otherwise of this Certificate or the Units represented hereby in violation of said agreement shall be invalid.”
Certificate No.                                                                                           Units
Calumet GP, LLC, a Delaware limited liability company (the “Company”), hereby certifies that ___(the “Holder”) is the registered owner of the above referenced Units in the Company. This Certificate is issued pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of ___, 2006, as the same may be amended, modified or supplemented from time to time (the “Limited Liability Company Agreement”). The rights, powers, preferences, restrictions and limitations of the Units represented hereby are set forth in, and the Certificate and the Units represented hereby are issued and shall in all respects be subject to, the terms and provisions of, the Limited Liability Company Agreement. THE UNITS REPRESENTED BY THIS CERTIFICATE ARE NONTRANSFERABLE EXCEPT AS EXPRESSLY PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT. By acceptance of this Certificate for the above referenced Units, and as a condition to being entitled to any rights and/or benefits with respect to the Units evidenced hereby, the Holder hereof (including any transferee hereof) is deemed to have agreed, whether or not such Holder is admitted to the Company as a Member of the Company with respect to the Units evidenced hereby, to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement.

Date:	Calumet GP, LLC

By:
Name:
Title:

By:
Name:
Title:
Calumet GP LLC Agreement 2005(3)